UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):December 31, 2011

SAMSON OIL & GAS LIMITED
(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 36, Exchange Plaza, 2 The Esplanade Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  011 61 8 9220 9830

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)             On December 31, 2011, the Compensation Committee of Samson Oil & Gas Limited (the “Company”) adopted an Incentive Compensation Plan (the “Plan”) pursuant to which the named executive officers became eligible for Cash Awards for the six month period beginning January 1, 2012, to June 30, 2012 based on the extent to which specified performance targets are met during the six month period.  The performance metrics and targets of the Plan are as follows:

Performance Metric	Achievement 6/30/12
	MINIMUM	TARGET	STRETCH	WEIGHTING
Production1 (in bbls)	55,000	75,000	100,000	0.2
Reserves (in bbls)2	850,300	1,159,500	1,546,000	0.2
VWAP (in AUS ¢)	12	15	18	0.3
Discretionary				0.3

Cash Award Earned (% of Target)	25	100	200

1 Barrels net to the Company after royalties between January 1, 2012 and June 30, 2012.

2 Reserves as defined by the SEC and independently evaluated as of June 30, 2012.

1.
For performance between Achievement values, a pro rata cash award will be paid.  Pro rata weighting will be applied to Cash Awards for performance above the Minimum and below the Stretch.  No pro rata adjustment will be made for performance below the Minimum or for performance above the Stretch.

2.	The target values are as of June 30, 2012.

The levels for the weighting of each performance metric level are:

Performance Achieved	% of Target Cash Award
Below Minimum:	0%
Meeting Minimum:	25%
Meeting Target:	100%
Meeting Stretch:	200%

Due to the six month term of the Plan, the Target Cash Award for each named executive officer will be equal to 50% of the following percentages of base salary on January 1, 2012:

125% – Terence M. Barr (based on annual salary of $420,000)
80% – David Ninke (based on annual salary of $276,717), Dan Gralla (based on annual salary of $265,300), Robyn Lamont (based on annual salary of $242,000)
50% – Denis Rakich (based on annual salary of $109,090)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012

SAMSON OIL & GAS LIMITED

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer